Exhibit 99.1

Warrior Met Coal Announces First Quarter 2019 Results

Company records best-ever quarterly production volume of 2.3 million short tons
Production volume increases 9.5% compared to prior year period
Consummates Restricted Payment Offer to permit up to $299 million in Shareholder Returns and consummates concurrent Tender Offer

BROOKWOOD, AL - May 1, 2019 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the first quarter of 2019. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported first quarter of 2019 net income of $110.4 million, or $2.14 per diluted share, compared to net income of $178.7 million, or $3.36 per diluted share, in the first quarter of 2018. Adjusted net income per share for the first quarter of 2019 was $2.30 per diluted share compared to $3.42 per diluted share in the first quarter of 2018. The Company reported Adjusted EBITDA of $181.0 million in the first quarter of 2019, compared to Adjusted EBITDA of $216.4 million in the first quarter of 2018.

“Warrior’s results in the first quarter reflect the continuing strong demand from our customers for our premium met coal,” commented Walt Scheller, CEO of Warrior. “We remain focused on maximizing our production to take advantage of the favorable pricing environment, and, to that end, we completed another strategic longwall move at the end of the quarter. In light of the current environment, we are pleased to be maintaining our sales and production guidance for the year and to be continuing our commitment to returning capital to our shareholders.”

Operating Results
The Company produced 2.3 million short tons of met coal in the first quarter of 2019, 9.5% more than the amount produced in the first quarter of 2018. Sales volume in the first quarter of 2019 was 2.1 million short tons which is consistent with the first quarter of 2018.

Additional Financial Results
Total revenues were $378.3 million for the first quarter of 2019, including $369.7 million in mining revenues, which consisted of met coal sales of 2.1 million short tons at an average net selling price of $176.37 per short ton, net of demurrage and other charges. Warrior continued to capitalize on a favorable pricing environment in the quarter by selling its met coal at 98% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) index average price (the “Australian LV Index”).

Cost of sales for the first quarter of 2019 were $182.6 million, or 49.4% of mining revenues, and included mining costs, transportation and royalty costs compared to $190.7 million, or 46.2% of mining revenues in the same period of 2018. Cash cost of sales (free-on-board port) per short ton decreased to $86.80 in the first quarter 2019 from $89.82 in the first quarter of 2018, primarily due to higher production volume and lower spending.

Selling, general and administrative expenses for the first quarter of 2019 were $8.9 million, or 2.4% of total revenues. Depreciation and depletion costs for the first quarter of 2019 were $22.2 million, or 5.9% of total revenues. Warrior incurred interest expense, net of $8.6 million during the first quarter of 2019.

Income tax expense was $28.0 million in the first quarter of 2019 and represents a noncash expense that reflects the utilization of the Company's net operating losses ("NOL"). The Company did not have income tax expense in the first quarter of 2018 due to a full valuation allowance recorded against deferred income taxes.

Cash Flow and Liquidity
The Company continued to generate strong cash flows from operating activities in the first quarter of 2019 of $126.4 million compared to $193.7 million in the first quarter of 2018. Net working capital, excluding cash, for the first quarter of 2019 increased by $49.2 million from the fourth quarter of 2018, primarily reflecting an increase in trade accounts receivable due to increased sales and timing of receipts and an increase in inventories due to an increase in production volume. Approximately $50.0 million of cash receipts due in the first quarter were received on April 1, 2019. Capital expenditures and mine development costs for the first quarter of 2019 were $30.0 million, resulting in free cash flow of $96.4 million. Cash flows used in financing activities for the first quarter were $147.3 million primarily due to the retirement of debt in connection with the consummation of the Restricted Payment Offer and Concurrent Tender Offer.

The Company’s available liquidity as of March 31, 2019 was $275.3 million, consisting of cash and cash equivalents of $154.9 million combined with $120.4 million available under its Amended and Restated Asset-Based Revolving Credit Agreement (the "ABL Facility"), net of outstanding letters of credit of $4.6 million.

Restricted Payment Offer and Concurrent Tender Offer
On March 25, 2019, the Company announced the results of its offer to purchase (the "Restricted Payment Offer"), in cash, up to $150,000,000 principal amount of the Company's outstanding 8.00% Senior Secured Notes due 2024 (the "Notes"), at a repurchase price of 103% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to but not including the date of repurchase thereof and the results of its cash tender offer (the "Tender Offer" and, together with the Restricted Payment Offer, the "Offers") to purchase up to $150,000,000 principal amount of the Notes at a repurchase price of 104.25% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to but not including the date of repurchase thereof.

Based on the results of the Offers, the Company was permitted to make one or more restricted payments in the form of special dividends to holders of the Company’s common stock and/or repurchases of the Company’s common stock in the aggregate amount of up to $299,401,000 (the "RP Basket") without having to make another offer to repurchase Notes. The Company intends to use the RP Basket to pay the April 2019 Special Dividend (as defined below) and make repurchases under the New Stock Repurchase Program (as defined below).

New Stock Repurchase Program
On March 26, 2019, the Company announced that its board of directors (the "Board") approved the Company’s second stock repurchase program (the "New Stock Repurchase Program"), authorizing repurchases of up to an additional $70.0 million in the aggregate of its outstanding common stock. The Company had fully exhausted its previous stock repurchase program of $40.0 million of its outstanding common stock. The New Stock Repurchase Program does not require the Company to repurchase a specific number of shares or have an expiration date and may be suspended or discontinued by the Board at any time without prior notice. Warrior intends to fund repurchases under the New Stock Repurchase Program from cash on hand and/or other sources of liquidity.

Special Dividend
On April 23, 2019, the Board declared a special cash dividend (the “April 2019 Special Dividend”) of $4.41 per share of Warrior’s common stock, par value $0.01 per share. The Special Dividend, totaling an aggregate payment of approximately $230.0 million, will be paid on May 14, 2019, to stockholders of record as of the close of business on May 6, 2019. Warrior expects the Special Dividend will be funded through cash on hand.

Regular Quarterly Dividend
On April 23, 2019, the Board also declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on May 10, 2019, to stockholders of record as of the close of business on May 3, 2019.

Company Outlook
In light of the Company's successful performance in the first quarter of 2019, its NOL carryforwards, and the expected market conditions for the remainder of 2019, Warrior is maintaining its sales and production guidance for the full year 2019 as outlined below. The Company is also providing its guidance with respect to its mining development costs and updating its guidance with respect to its interest expense to reflect its debt reduction in the first quarter of 2019.

Coal sales	7.1 - 7.6 million short tons
Coal production	7.1 - 7.6 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$100 - $120 million
Mine development costs	$18 - $22 million
Selling, general and administrative expenses	$32 - $36 million
Interest expense, net	$30 - $32 million
Noncash deferred income tax expense	23% - 25%
Cash tax rate	0%

Key factors that may affect outlook include:

•	Planned longwall moves (1 - Q2, 1 - Q3, and 2 - Q4)

•	HCC index pricing

•	Exclusion of other non-recurring costs

The Company’s guidance for its capital expenditures consists of sustaining capital spending of approximately $70 - $87 million, including regulatory and gas requirements, and discretionary capital spending of $30 - $33 million for various operational improvements.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its first quarter 2019 results today, May 1, 2019, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET May 1, 2019 until 6:30 p.m. ET on May 8, 2019. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10130066.

About Warrior
Warrior is a large scale, low-cost U.S. based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Australian LV Index. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2019 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures and future effective income tax rates. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including whether this project is developed and, if it is, the possible returns from this project, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or the timing and amount of any stock repurchases the Company makes under its stock repurchase program; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to the Notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2018 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended March 31,
	2019	2018
Revenues:
Sales	$369,681	$412,879
Other revenues	8,609	8,909
Total revenues	378,290	421,788
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	182,628	190,676
Cost of other revenues (exclusive of items shown separately below)	7,745	7,784
Depreciation and depletion	22,233	24,552
Selling, general and administrative	8,905	8,234
Transaction and other expenses	—	3,288
Total costs and expenses	221,511	234,534
Operating income	156,779	187,254
Interest expense, net	(8,592)	(8,560)
Loss on early extinguishment of debt	(9,756)	—
Income before income tax expense	138,431	178,694
Income tax expense	27,984	—
Net income	$110,447	$178,694
Basic and diluted net income per share:
Net income per share—basic and diluted	$2.14	$3.36
Weighted average number of shares outstanding—basic	51,511	53,149
Weighted average number of shares outstanding—diluted	51,630	53,152
Dividends per share:	$0.05	$0.05

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended March 31,
(short tons in thousands)(1)	2019	2018
Tons sold	2,096	2,116
Tons produced	2,298	2,098
Gross price realization (2)	98%	99%
Average net selling price	$176.37	$195.12
Cash cost of sales (free on board port) per short ton (3)	$86.80	$89.82
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three months ended March 31, 2019 and 2018, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2019	2018
Cost of sales	$182,628	$190,676
Asset retirement obligation	(373)	(560)
Stock compensation expense	(319)	(67)
Cash cost of sales (free-on-board port)(3)	$181,936	$190,049

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended March 31,
(in thousands)	2019	2018
Net income	$110,447	$178,694
Interest expense, net	8,592	8,560
Income tax expense	27,984	—
Depreciation and depletion	22,233	24,552
Asset retirement obligation	812	1,155
Stock compensation expense	1,194	198
Transaction and other expenses	—	3,288
Loss on early extinguishment of debt	9,756	—
Adjusted EBITDA (4)	$181,018	$216,447
Adjusted EBITDA margin (5)	47.9%	51.3%
(4)  Adjusted EBITDA is defined as net income before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, transaction and other expenses and loss on early extinguishment of debt.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended March 31,
	2019	2018
Net income	$110,447	$178,694
Transaction and other expenses, net of tax	—	3,288
Loss on early extinguishment of debt, net of tax	7,784	—
Adjusted net income (6)	$118,231	$181,982

Weighted average number of basic shares outstanding	51,511	53,149
Weighted average number of diluted shares outstanding	51,630	53,152

Adjusted basic and diluted net income per share:	$2.30	$3.42
(6)    Adjusted net income is defined as net income net of transaction and other expenses and loss on early extinguishment of debt, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended March 31,
	2019	2018
OPERATING ACTIVITIES:
Net income	$110,447	$178,694
Non-cash adjustments to reconcile net income to net cash provided by operating activities	62,360	26,543
Changes in operating assets and liabilities:
Trade accounts receivable	(44,329)	(34,579)
Income tax receivable	297	—
Inventories	(10,823)	1,784
Prepaid expenses and other receivables	10,167	11,893
Accounts payable	10,640	2,931
Accrued expenses and other current liabilities	(15,133)	8,948
Other	2,782	(2,476)
Net cash provided by operating activities	126,408	193,738
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, and other	(24,161)	(22,542)
Mine development costs	(5,578)	—
Net cash used in investing activities	(29,739)	(22,542)
FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	(147,332)	115,392
Net increase (decrease) in cash and cash equivalents and restricted cash	(50,663)	286,588
Cash and cash equivalents and restricted cash at beginning of period	206,405	36,264
Cash and cash equivalents and restricted cash at end of period	$155,742	$322,852

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2019	2018
Net cash provided by operating activities	$126,408	$193,738
Purchases of property, plant and equipment and mine development costs	(29,973)	(22,542)
Free cash flow (7)	$96,435	$171,196
Free cash flow conversion (8)	53.3%	79.1%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	March 31, 2019 (Unaudited)	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$154,912	$205,577
Short-term investments	17,501	17,501
Trade accounts receivable	182,728	138,399
Income tax receivable	21,310	21,607
Inventories, net	70,356	56,719
Prepaid expenses and other receivables	19,199	29,366
Total current assets	466,006	469,169
Mineral interests, net	117,552	120,427
Property, plant and equipment, net	578,662	540,315
Deferred income taxes	194,796	222,780
Non-current income tax receivable	21,310	21,310
Other long-term assets	21,675	21,039
Total assets	$1,400,001	$1,395,040
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,222	$33,588
Accrued expenses	69,456	82,342
Other current liabilities	9,822	7,742
Current portion of long-term debt	—	760
Total current liabilities	121,500	124,432
Long-term debt	338,699	468,231
Asset retirement obligations	59,644	59,049
Other long-term liabilities	61,094	30,716
Total liabilities	580,937	682,428
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 53,282,529 issued and 51,560,688 outstanding as of March 31, 2019 and 53,256,098 issued and 51,622,898 outstanding as of December 31, 2018)	533	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (1,721,841 shares)	(40,000)	(38,030)
Additional paid in capital	240,408	239,827
Retained earnings	618,123	510,282
Total stockholders’ equity	819,064	712,612
Total liabilities and stockholders’ equity	$1,400,001	$1,395,040